Exhibit 99.1

CervoMed Reports First Quarter 2026 Financial Results and Provides Corporate Updates

Continued progress towards initiating planned Phase 3 trial evaluating neflamapimod in patients with Dementia with Lewy Bodies in second half of 2026, subject to financing

Presented new analyses at AAN 2026 highlighting first-ever MRI data demonstrating evidence of reversible disease progression in the basal forebrain with neflamapimod treatment

Presented new analyses at AD/PD™ 2026 demonstrating that patients with lower plasma pTau181 levels, a biomarker indicating an earlier stage of disease and a low likelihood of having Alzheimer’s disease co-pathology, experienced greater clinical benefit from neflamapimod

BOSTON, May 18, 2026 — CervoMed Inc. (NASDAQ: CRVO), a clinical-stage biotechnology company developing treatments for age-related brain disorders (CervoMed or the Company), today reported financial results for the first quarter ended March 31, 2026, and provided corporate updates.

John Alam, MD, Chief Executive Officer of CervoMed, stated: “CervoMed has built a robust and compelling neflamapimod dataset in patients with dementia with Lewy bodies (DLB) comprised of positive Phase 2b clinical data, including first-ever magnetic resonance imaging (MRI) data showing evidence of increase in size and enhancement of function in the basal forebrain, key accompanying biomarker and PK/PD data, and a new formulation and manufacturing process. Collectively, this work has led to alignment with the United States (US) Food and Drug Administration (FDA) and global regulatory authorities on a final design for our planned Phase 3 trial in patients with DLB. We are extremely proud of the recent progress we have made, and are encouraged by the positive feedback received from various stakeholders around the potential of neflamapimod as a disease-modifying treatment for DLB.”

First Quarter 2026 and Recent Program Highlights

Dementia with Lewy Bodies

●	Aligned with global regulatory authorities and finalized design for the Company’s planned Phase 3 trial in patients with DLB, which is subject to available financing.

●

CervoMed selected 50mg three times per day of a stable crystal form of neflamapimod produced using a new, controlled manufacturing process as the dose and dosing regimen that will be used for the Company’s planned Phase 3 trial in patients with DLB.

●

At AAN 2026, CervoMed presented first-ever placebo-controlled MRI analyses which provided evidence that neflamapimod may increase the size and enhance the function of the basal forebrain in patients with DLB. Basal forebrain atrophy is the primary pathogenic driver of disease expression and progression in DLB. The results are consistent with pre-clinical studies demonstrating that, in the early stages of the neurodegenerative process, disease progression in the basal forebrain is reversible. The findings also correlate with previously reported results on neflamapimod’s observed effects on a blood biomarker of neurodegenerative disease activity, providing additional evidence of neflamapimod’s potential to act on the underlying disease biology.

●

At AD/PD™ 2026, CervoMed presented new analyses from DLB patients treated in the Phase 2b RewinD-LB trial evaluating neflamapimod. The analyses showed that patients with lower plasma pTau181 levels, a biomarker indicating an earlier stage of disease and a low likelihood of having Alzheimer’s disease co-pathology, experienced greater clinical benefit with neflamapimod. These results reinforce the thesis that neflamapimod targets disease processes that are specific to DLB

Frontotemporal Disorders (FTD)

●

Enrollment in CervoMed’s Phase 2a trial in patients with non-fluent variant primary progressive aphasia (nfvPPA) has been completed in the US, with 19 patients randomized and having initiated treatment. Enrollment has also been in initiated in the United Kingdom (UK), where up to an additional six patients are to be enrolled. To date, neflamapimod has been well tolerated in the trial, with no early treatment discontinuations.

Amyotrophic Lateral Sclerosis (ALS)

●

In February 2026, neflamapimod was selected for inclusion in the EXPERTS-ALS platform in the UK. EXPERTS-ALS facilitates rapid testing of potential treatments for ALS to identify promising drug candidates and potentially accelerate their path to regulatory approval. EXPERTS-ALS, funded by the UK government and UK-based charities, will conduct the clinical trial and CervoMed will provide drug product.

Corporate Updates

●	In March 2026, a European patent related to the use of p38α MAP kinase inhibitors for the treatment of DLB was issued to the Company. The patent is set to expire in 2040.

Anticipated Milestones

CervoMed’s anticipated milestones for the remainder of 2026, subject to available funding, include:

●

DLB: CervoMed [has initiated clinical site startup activities in the U.S. utilizing internal resources and] plans to initiate a Phase 3 trial evaluating neflamapimod in patients with DLB in the second half of 2026.

●

Recovery After Stroke (RAS): CervoMed expects to complete treatment in the Phase 2a RESTORE trial evaluating neflamapimod in patients recovering from acute ischemic stroke in mid-2026 and to report topline data from the trial in the second half of 2026.

●

nfvPPA: CervoMed expects to complete enrollment in its ongoing Phase 2a trial evaluating neflamapimod in patients with nfvPPA in mid-2026. The Company also expects to report initial biomarker data from the trial in mid-2026 and initial topline 24-week biomarker and clinical and data from the trial in the second half of 2026.

●	ALS: CervoMed expects EXPERTS-ALS to dose the first patient with ALS with neflamapimod by the end of 2026.

First Quarter 2026 Financial Results

Cash Position: As of March 31, 2026, CervoMed had approximately $12.9 million in cash, cash equivalents and marketable securities, as compared to $20.9 million as of December 31, 2025. Based on its current operating plan, CervoMed believes its cash, cash equivalents, and marketable securities on hand as of March 31, 2025, will enable the Company to fund its planned operating expenses and capital expenditure requirements into the third quarter of 2026.

Grant Revenue: There was no grant revenue recognized for the three months ended March 31, 2026, compared to approximately $1.9 million for the same period in 2025. The decrease was due to the completion of the RewinD-LB Trial in mid-2025 and, accordingly, there currently being no further funding available or expected under the $21.3 million grant previously awarded to CervoMed by the National Institute on Aging to support the RewinD-LB trial.

Research and Development (R&D) Expenses: R&D expenses for the three months ended March 31, 2026, were approximately $5.1 million, compared to approximately $4.8 million for the same period in 2025. The increase was primarily due to increases in R&D expenses, clinical costs, and nonclinical costs, driven by increased chemistry, manufacturing and controls activities to develop and evaluate a stable crystal form of neflamapimod and a new controlled manufacturing process, clinical costs related to the ongoing Phase 2a trial in nfvPPA, and certain personnel and consulting costs. These increases were largely offset by a decrease in costs related to the Company’s DLB program, including the recently completed Phase 2b RewinD-LB trial.

General and Administrative (G&A) Expenses: G&A expenses were approximately $3.0 million during the three months ended March 31, 2026, compared to approximately $2.4 million for the same period in 2025. The increase was primarily due to increases in professional fees and personnel costs.

Net Loss: Net loss was approximately $8.0 million for the three months ended March 31, 2026, compared to approximately $4.9 million for the same period in 2025. The aggregate increase of $3.1 million was primarily due to a $1.9 million decrease in grant revenue and a $0.9 million increase in total operating expenses.

About Neflamapimod
Neflamapimod is an investigational, orally administered small-molecule drug that readily crosses the blood-brain barrier and selectively inhibits the alpha isoform of p38 MAP kinase, a key driver of neuroinflammation and synaptic dysfunction. By targeting the critical disease processes underlying degenerative disorders of the brain, neflamapimod has the potential to reverse synaptic dysfunction, improve neuron health, and slow or prevent disease progression. Neflamapimod is currently in clinical development for the treatment of DLB, recovery after ischemic stroke, and primary progressive aphasia.

In non-clinical studies, neflamapimod restored synaptic function within the basal forebrain cholinergic system, the brain region most affected in DLB. Across Phase 1 and 2 clinical trials involving more than 800 participants, the drug has been generally well tolerated and demonstrated consistent signals of efficacy. In the 91-patient Phase 2a AscenD-LB trial, neflamapimod significantly improved dementia severity and functional mobility in patients with DLB. Results from the 159-patient Phase 2b RewinD-LB trial, a 16-week randomized, double-blind, placebo-controlled trial followed by a 32-week open-label extension, further supported neflamapimod’s potential to deliver meaningful clinical benefit, improving both cognitive and functional outcomes and showing a positive effect on a key blood biomarker of neurodegeneration during the extension phase. Across both studies, the greatest benefits were observed in patients without Alzheimer’s disease (AD) co-pathology. Collectively, these findings underscore the therapeutic promise and scientific validity of neflamapimod as a potential treatment for DLB and other degenerative brain disorders.

About CervoMed
CervoMed is a clinical-stage company developing treatments for age-related brain disorders. Its lead drug candidate, neflamapimod, is an oral small molecule targeting critical disease processes underlying degenerative disorders of the brain by inhibiting a key enzyme involved in neuroinflammation and neurodegeneration. CervoMed’s recently completed Phase 2b RewinD-LB trial evaluated neflamapimod in patients with DLB, enriched for those without AD co-pathology. The Company plans to initiate a global, pivotal Phase 3 trial in patients with DLB in the second half of 2026, subject to available funding.

Forward-Looking Statements
This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to: the Company’s need to acquire sufficient funding, including funding for its planned Phase 3 trial in DLB; the Company’s anticipated cash runway; the therapeutic potential of neflamapimod in DLB or any other indication, including the degree of sustainability of any therapeutic effects; the anticipated timing and achievement of clinical and development milestones, including the Company’s initiation of the Company’s planned Phase 3 trial in DLB patients and the announcement of any data therefrom; the anticipated data readouts from the Phase 2a trials in RAS and nfvPPA and the anticipated dosing of the first patient with neflamapimod in the EXPERTS-ALS trial; any other expected or implied benefits or results, including the extent (if any) to which neflamapimod may demonstrate efficacy or other clinical or biomarker improvements in patients; and expectations with respect to neflamapimod, including the timing of any regulatory submissions and potential approvals thereof, if any, in DLB or any other indication. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “aims,” “seeks,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” “target,” “project,” “contemplate,” “predict,” “forecast,” “continue,” or other words that convey uncertainty of future events or outcomes (including the negative of these terms) may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources, the availability of additional funds on acceptable terms, and the Company’s ability to continue as a going concern; the results of the Company’s clinical trials; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the FDA or other regulators; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (SEC) on March 13, 2026, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Contacts

Media:

Lisa Guiterman
Biongage Communications

lisa.guiterman@gmail.com

202-330-3431

Investor Relations:

Argot Partners
cervomed@argotpartners.com
212-600-1902

4